Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-250017) of PLBY GROUP, INC. (f/k/a Mountain Crest Acquisition Corp) of our report dated March 31, 2021, with respect to our audits of the financial statements of Playboy Enterprises, Inc. as of December 31, 2020 and 2019 and for the two years ended December 31, 2020, which report appears in the Prospectus which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Prager Metis CPAs LLP

Prager Metis CPAs LLP

El Segundo, California

April 21, 2021